Exhibit 10.6

TRANSITION AGREEMENT

&

RELEASE OF ALL CLAIMS

(Confidential)

Daniel T. Bennewitz And

QTS Realty Trust, Inc., QualityTech, LP, Quality Technology Services, LLC and all related companies, and all related companies

Dated:  May 3, 2018

TRANSITION AGREEMENT AND RELEASE OF ALL CLAIMS

The parties to this Transition Agreement and Release of Claims (“Agreement”) are Daniel T. Bennewitz (“Bennewitz”) and QTS Realty Trust, Inc., QualityTech, LP, Quality Technology Services, LLC, and its predecessors, successors, assigns, officers, directors, agents, employees and all affiliated, parent or subsidiary companies or divisions and all related companies, their predecessors, successors, assigns, officers, directors, agents, employees and all affiliated, parent or subsidiary companies or divisions (collectively, the “Company”).  Reference is made to the Employment Agreement between QTS Realty Trust, Inc. and Bennewitz dated April 11, 2017, as amended June 23, 2017 (attached hereto as Attachment A; collectively, the “Employment Agreement”).

A.          Consideration.

Bennewitz shall retire from the Company on December 31, 2018 (“Retirement Date”).  The parties agree that the Chief Executive Officer (“CEO”) in his sole discretion, may determine that Bennewitz will leave the Company’s employ prior to the Retirement Date (“Exit Date”), but any such Exit Date shall not accelerate the Retirement Date.  Bennewitz agrees also that, prior to any Exit Date, the CEO may ask Bennewitz to step down from his position but to continue in the Company’s employ until as late as the Retirement Date to work on select projects, in a non-executive capacity but consistent with Bennewitz’s experience, as may be assigned by the CEO and in connection therewith to serve in an advisory role and/or maintain certain responsibilities and which shall not accelerate the Retirement Date (“Transition”).  The Retirement Date shall be considered the date of termination of his employment for purposes of salary, annual bonus and eligibility to participate in and coverage under all employee benefit plans and programs sponsored or maintained by the Company and for purposes of all outstanding equity incentive grants (see below).  Bennewitz remains subject to termination for Cause (as defined in the Employment Agreement) prior to the Retirement Date.

Bennewitz agrees that until his Exit Date (or earlier Transition in which his duties cease to include one of more of the following performance requirements), he shall use best efforts to deliver on certain performance metrics for fiscal year 2018 for the Company as defined separately.

In consideration for executing this Agreement and not revoking the same, Bennewitz shall be entitled to receive the following payments and benefits, provided he continues in employment through the Exit Date and is not terminated for Cause prior to such date:

•     If not previously vested in full, any stock options or Restricted Stock granted to Bennewitz outstanding as of immediately prior to the Retirement Date shall continue to vest on the terms set forth in the grant documents (“Complete Vest Date”).  Further, Bennewitz shall have ninety (90) days from the Complete Vest Date in which to exercise any stock options that he holds.

•     Payment of salary and benefits participation through December 31, 2018, regardless of an earlier Exit Date, not for Cause, occurring prior to that date.

The foregoing payments and benefits are subject to withholding for applicable taxes and other legally required deductions as required by law.

In exchange for the payments and benefits promised to Bennewitz above, Bennewitz agrees as follows:

•     On or before his Exit Date, whenever requested, Bennewitz shall return all Company property, including Bennewitz’s laptop computer in a condition reasonably acceptable to the Company.

Bennewitz also will certify to the Company that he has deleted any Company digital files that he may have stored on a personal device (smartphone, tablet or home computer).

•     The term of Bennewitz’s non-compete as set forth in his Employment Agreement shall be extended one year beyond the Complete Vest Date.

•     As of the date of execution of this Agreement, Bennewitz shall waive his right to terminate his employment for Good Reason after such date.

In consideration for re-executing this Agreement on the Exit Date and not revoking the same:

•     Bennewitz shall be eligible to receive a bonus in respect of the 2018 calendar year (subject to the achievement of Company financial performance objectives applicable to senior executives), on the same terms as apply to other executives that remain with the Company.

Bennewitz acknowledges that he is not otherwise entitled to the consideration herein, and is receiving the consideration only in exchange for the execution of this Agreement.

The Company will pay Bennewitz’s reasonable professional fees incurred to negotiate and prepare this Agreement, not to exceed $10,000.00.

B.          Release of Claims.

Bennewitz releases and forever discharges Company from all claims of any kind whatsoever now existing that in any way relate to the employment of Bennewitz by or for the benefit of the Company up to the date of the execution and re-execution of this Agreement. The claims released and discharged include, but are not limited to, all claims asserted, or which could have been asserted, under federal, state, or local constitution, law, regulation, ordinance, contract (including the Employment Agreement) or common law that in any way relate to employment, discrimination or harassment in employment, termination of employment, or retaliation with respect to the employment, including but not limited to, claims pursuant to:

1.          Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 200e et seq.;

2.          The Americans with Disabilities Act, as amended, 42 U.S.C. 12101, et seq.;

3.          The Family and Medical Leave Act, as amended, 29 U.S.C. 2601, et seq.;

4.          The Age Discrimination in Employment Act, as amended, 29 U.S.C. 621, et seq.;

5.          Any state anti-discrimination statutes;

6.          Any and all claims for alleged breach of an express or implied contract;

7.          Any and all tort claims, including but not limited to alleged retaliation for assertion of workers’ compensation rights;

8.          Any and all claims under workers’ compensation law; and

9.          Any and all claims for attorneys’ fees.

The above provisions of this paragraph B to the contrary notwithstanding, Bennewitz does not release any claims he may have (i) for indemnification under the Employment Agreement, Company charter and by-laws and applicable law or for coverage under the Company directors and officers liability insurance coverage (including Side A coverage); (ii) all accrued and vested benefits under the Company employee benefit plans in which Bennewitz is a participant; and (iii) that cannot be released or waived under applicable law.

C.          Covenant Not to Sue.

Bennewitz agrees not to initiate any legal proceeding relating to any of the matters released herein.

D.          Future Communications.

Company and Bennewitz each agree not to disparage or make negative comments about the other to any third party. “Company”  for this purpose shall refer to any employee in an executive management position with the Company.

E.          Nondisclosure of Confidential Information.

Bennewitz acknowledges that during his employment with Company he had access to a variety of confidential information, such as records, lists, knowledge of Company’s customers, suppliers, methods of operations, processes, designs, trade secrets, pricing methods, and financial information. Bennewitz understands that Company considers all of this information confidential and proprietary to Company. Bennewitz agrees not to use or disclose to any person or entity any confidential information he acquired during the course of his employment with Company. Bennewitz agrees not to remove from the premises any of Company’s books, records, customer lists, designs, or other documents or materials.  Bennewitz will return to Company all such materials that he has in his possession.

F.          Permitted Disclosure.

Nothing in this Agreement (including without limitation, Sections B, C, D, E, G, H or I), in any other agreement between Bennewitz and the Company (including without limitation the Employee/Independent Contractor Proprietary Information, Confidentiality, Inventions and Non-Solicitation Agreement), or in any policy of the Company, restricts or prohibits Bennewitz from reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including without limitation the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, whether Bennewitz does so as a result of Bennewitz initiating communications directly with or responding to any inquiries from such government agency of entity, and nothing limits Bennewitz’s right to receive any whistleblower award provided for under such laws or regulations.  Bennewitz does not need the prior authorization of the Company to engage in such conduct, and Bennewitz does not need to notify the Company Bennewitz has engaged in such conduct. In addition, such conduct shall not be deemed a breach of any provision of this Agreement or any other agreement with or policy of the Company. For the avoidance of doubt, nothing in this Section F is intended to supersede Section 5.9 of the Employment Agreement.

G.         Confidentiality.

This Agreement may be specifically enforced and may be used as evidence in an action relating to the breach of this Agreement, but otherwise Bennewitz shall keep this Agreement confidential, until and to the extent not publicly disclosed by the Company, and shall not disclose the existence of this Agreement or its terms to any third parties, except (1) as required by process of law, and (2) to his attorney, financial advisor, and/or significant other, provided that such third party is advised of the Confidentiality Agreement and agrees not to disclose this Agreement or its terms to any other party.

H.         Cooperation.

Bennewitz agrees to reasonably cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during Bennewitz employment in the business of the Company, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the business of the Company. The Company will reimburse Bennewitz for reasonable travel and out of pocket expenses incurred by Bennewitz in providing such cooperation.

I.           Return of Consideration.

Bennewitz agrees that, if he attempts to avoid or set aside any of the terms of this Agreement, he will first return to Company an amount equal to the consideration set forth in paragraph A of this Agreement.

J.          No Admission of Liability.

Bennewitz acknowledges that the tender of this consideration is not meant to be construed as an admission of liability or wrongdoing on behalf of the Company, and that any such liability or wrongdoing is expressly denied by the Company.

K.         Consultation with Attorney.

Bennewitz acknowledges and agrees that he has been advised in writing to consult with an attorney prior to executing this Agreement.

L.          Time to Consider.

Bennewitz acknowledges and agrees that he has been provided a period of twenty-one (21) days within which to consider this Agreement prior to its execution and re-execution.  Bennewitz acknowledges and agrees that no material changes have been made to this Agreement since he first received it.

M.         Revocation Period.

For a period of seven (7) days following the date on which Bennewitz executes this Agreement, he may revoke this Agreement (“Revocation Period”), by sending his written, signed and dated request to revoke the Agreement by certified mail to Shirley Goza, at Quality Technology Services, LLC, 12851 Foster Street, Overland Park, KS 66213, and simultaneously providing verbal notification of his revocation request to Shirley Goza 913.312.5503 within forty-five (45) days of execution of this Agreement. The Agreement shall not become effective or enforceable until the applicable Revocation Period has expired.

N.          Severability of Provisions.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of its provisions shall not affect the validity or enforceability of any of the other provisions.

O.         No Other Representations.

Bennewitz acknowledges that no promise or agreement not expressed in this Agreement has been made; that this Agreement is not executed or re-executed in reliance upon any statement or representation made by Company or by any person employed by or representing Company other than the statements contained in the Agreement itself; and that the terms of this Agreement are contractual and not merely recitals.

P.          Choice of Law.

The enforcement of this Agreement shall be governed and interpreted by and under the laws of the State of Kansas whether or not any party is or may hereafter be a resident of another state.

Q.         Employment Agreement.

Bennewitz acknowledges and agrees that the terms of the Employment Agreement remain in full force and effect except, other than Sections 4.1.3, 4.3.2, and 4.3.4 as modified in paragraph A above.

THE FOREGOING TRANSITION AGREEMENT AND RELEASE OF ALL CLAIMS HAS BEEN READ AND FULLY UNDERSTOOD BEFORE THE SIGNING OF THIS AGREEMENT.

/s/ Daniel T. Bennewitz
Daniel T. Bennewitz

Dated this 3rd of May

QTS Realty Trust, Inc. QualityTech, LP
Quality Technology Services, LLC

By:	/s/ Chad L. Williams
Chad L. Williams
Title: Chief Executive Officer

Dated this 3rd of May

RE-EXECUTE ON THE RETIREMENT DATE

THE FOREGOING TRANSITION AGREEMENT AND RELEASE OF ALL CLAIMS HAS BEEN READ AND FULLY UNDERSTOOD BEFORE THE SIGNING OF THIS AGREEMENT.

Daniel T. Bennewitz

Dated this

QTS Realty Trust, Inc. QualityTech, LP
Quality Technology Services, LLC

By:

Title: Chief Executive Officer

Dated